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                                                                                           EXHIBIT 11

                         THE BEAR STEARNS COMPANIES INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)


                                                                          Three-Months Ended
                                                               -------------------------------------
                                                                February 25,            February 26,
                                                                   2000                     1999
                                                               ------------             ------------
                                                                 (In thousands, except share data)
Weighted average common
      and common equivalent
      shares outstanding:
         Average Common Stock outstanding                          115,372                  123,251
         Average Common Stock
            equivalents:
              Common Stock issuable
                under employee benefit plans                           505                      512
              Common Stock issuable
                assuming conversion of CAP Units                    41,764                   41,324
                                                               ------------             ------------
Total weighted average common and
      common equivalent shares outstanding (1)                     157,641                  165,087
Effect of dilutive instruments:
         Employee stock options                                         45                        -
                                                               ------------             ------------
Total weighted average diluted common and
      common equivalent shares outstanding (1)                     157,686                  165,087
                                                               ============             ============

Net income                                                        $278,181                 $230,666

Preferred Stock dividend requirements                               (9,778)                  (9,778)

Income adjustment (net of tax) applicable
      to deferred compensation arrangements                         28,875                   19,203
                                                               ------------             ------------

Adjusted net income                                               $297,278                 $240,091
                                                               ============             ============

Basic and diluted earnings per share (1)                            $ 1.89                   $ 1.45
                                                               ============             ============

(1) Reflects all stock dividends declared through October 29, 1999.


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